Exhibit 23(a)
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the registration statements (Nos. 333-89034, 333-37858, 333-116008, 333-160945, 333-190603, 333-232687, 333-232686, 333-270945, and 333-292404) on Form S-8 and (No. 333-280976) on Form S-3ASR of Lamar Advertising Company and (Nos. 333-248598 and 333-257927) on Form S-4 of Lamar Media Corp. of our reports dated February 20, 2026, with respect to the consolidated financial statements of Lamar Advertising Company and Lamar Media Corp., and the effectiveness of internal control over financial reporting, incorporated herein by reference.

/s/ KPMG LLP
KPMG LLP
Baton Rouge, Louisiana
February 20, 2026